P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
October 21, 2025		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES THIRD QUARTER 2025 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended September 30, 2025. Net income totaled $29.5 million for the third quarter of 2025, representing earnings per diluted common share of $0.83. In comparison, Peoples reported net income of $21.2 million, representing earnings per diluted common share of $0.59, for the second quarter of 2025 and net income of $31.7 million, representing earnings per diluted common share of $0.89, for the third quarter of 2024.
"We continued to experience high loan growth and had improvements in several key financial metrics during the third quarter" said Tyler Wilcox, President and Chief Executive Officer. "We look to maintain our momentum going into the fourth quarter and to drive shareholder value in future periods."
Statement of Operations Summary:
•Net interest income for the third quarter of 2025 increased $3.8 million, or 4%, when compared to the linked quarter driven by higher investment securities yields and loan balances.
◦Net interest margin increased to 4.16% for the third quarter of 2025, compared to 4.15% for the linked quarter, driven by higher investment securities yields.
◦Accretion income, net of amortization expense, contributed 8 basis points to margin for the third quarter, down from the 12 basis points recognized in the linked quarter.
•Peoples recorded a provision for credit losses of $7.3 million for the third quarter of 2025, compared to a provision for credit losses of $16.6 million for the second quarter of 2025.
◦The provision for credit losses for the third quarter of 2025 was primarily driven by (i) net charge offs, (ii) loan growth, and (iii) a slight deterioration in the economic forecasts used within the current expected credit loss ("CECL") model, partially offset by reductions in reserves for individually analyzed loans and leases. The provision for credit losses negatively impacted earnings per diluted common share by $0.16 for the third quarter of 2025 and $0.36 for the second quarter of 2025.
•Total non-interest income, excluding net gains and losses, decreased $0.3 million, or 1%, for the third quarter of 2025 compared to the linked quarter.
◦The decrease was driven by a decrease in lease income due to gains on two terminated leases recognized in the second quarter of 2025.
•Net losses from the sale of assets were $2.8 million for the third quarter of 2025, which negatively impacted diluted EPS by $0.06.
◦The losses were primarily due to the sale of $75 million of investment securities, which resulted in a realized loss of $2.7 million.
•Total non-interest expense for the third quarter of 2025 decreased $0.5 million compared to the linked quarter.
◦The decrease was the result of lower professional service costs.
◦The efficiency ratio for the third quarter of 2025 was 57.1%, compared to 59.3% for the linked quarter.
Balance Sheet Summary:
•Period-end total loan and lease balances at September 30, 2025 increased $127.1 million, or 8% annualized, compared to at June 30, 2025.

◦The increase in loans was driven primarily by growth in other commercial real estate loans and commercial and industrial loans, partially offset by a decrease in construction loans.
• Key asset quality metrics improved during the third quarter of 2025.
◦Delinquency trends remained stable over the quarter, with 99.0% of the loan portfolio considered current as of September 30, 2025.
◦Nonperforming assets decreased due to improvements in the specialty finance portfolio.
◦Net charge-offs decreased to $6.8 million for the third quarter of 2025, which represents 0.41% of average total loans on an annualized basis.
•Period-end total deposit balances at September 30, 2025, decreased $5.0 million compared to at June 30, 2025.
◦Customer deposits, which excludes brokered deposits, were up $19.5 million, driven by higher money market deposit accounts and interest-bearing demand accounts.
◦The decrease in total deposits was driven by decreases in brokered deposits and governmental deposit accounts, which were partially offset by the aforementioned increases.
◦Total loan balances were 88% and 86% of total deposit balances at September 30, 2025, and at June 30, 2025, respectively.
Net Interest Income
Net interest income was $91.3 million for the third quarter of 2025 and increased $3.8 million, or 4%, compared to the linked quarter. Net interest margin was 4.16% for the third quarter of 2025, compared to 4.15% for the linked quarter. The increases in net interest income and margin were primarily driven by higher loan balances and higher yields on investment securities, respectively.
Net interest income for the third quarter of 2025 increased $2.4 million, or 3%, compared to the third quarter of 2024. Net interest margin decreased 11 basis points when compared to the third quarter of 2024. The increase in net interest income was primarily driven by growth in the loan portfolios. The decrease in net interest margin was driven by reductions in loan yields, attributable to lower accretion income.
Accretion income, net of amortization expense, from acquisitions was $1.7 million for the third quarter of 2025, $2.6 million for the linked quarter and $8.1 million for the third quarter of 2024, which added 8 basis points, 12 basis points and 39 basis points, respectively, to net interest margin. The decrease in accretion income for the third quarter of 2025 when compared to the linked quarter and the third quarter of 2024 was driven by fewer loan payoffs and more accretion recognized in 2024 from the merger with Limestone Bancorp, Inc. ("Limestone Merger").
For the first nine months of 2025, net interest income increased $2.0 million compared to the first nine months of 2024, while net interest margin decreased 9 basis points to 4.15%. The decrease in net interest margin for the first nine months of 2025 compared to the first nine months of 2024 was primarily driven by lower accretion income.
Accretion income, net of amortization expense, from acquisitions was $7.8 million for the nine months ended September 30, 2025, compared to $20.3 million for the nine months ended September 30, 2024, which added 12 and 33 basis points, respectively, to net interest margin. The decrease in accretion income for the first nine months of 2025 compared to the same period in 2024 was due to more accretion recognized in 2024 from the Limestone Merger.

Provision for Credit Losses:
The provision for credit losses was $7.3 million for the third quarter of 2025, compared to $16.6 million for the linked quarter and $6.7 million for the third quarter of 2024. The provision for credit losses for the third quarter of 2025 was primarily driven by (i) net charge offs, (ii) loan growth, and (iii) a slight deterioration in the economic forecasts used within the CECL model, partially offset by reductions in reserves for individually analyzed loans and leases. The provision for credit losses for the second quarter of 2025 was primarily driven by (i) net charge offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) an increase in reserves for leases originated by the North Star Leasing division, (iv) a periodic refresh in loss drivers utilized within the CECL model, (v) deterioration in the economic forecasts used within the CECL model, and (vi) loan growth. The provision for credit losses for the third quarter of 2024 was primarily driven by net charge-offs.
The provision for credit losses during the first nine months of 2025 was $34.1 million, compared to a provision for credit losses of $18.5 million for the first nine months of 2024. The provision for credit losses during the first nine months of 2025 was mainly a result of (i) net charge offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) an increase in reserves for leases originated by the North Star Leasing division, (iv) deterioration in the economic forecasts used within the CECL model, and (v) loan growth. The provision for credit losses during the first nine months of 2024 was mainly a result of (i) higher net charge-offs, (ii) an increase in reserves on individually analyzed loans and leases, (iii) economic forecast deterioration and (iv) loan growth.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.16 for the third quarter of 2025, $0.36 for the second quarter of 2025, and $0.15 for the third quarter of 2024. The provision negatively impacted earnings per diluted common share by $0.75 for the first nine months of 2025, compared to $0.42 for the first nine months of 2024.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the third quarter of 2025 was $3.1 million, compared to a net loss of $0.3 million for the linked quarter, and a net loss of $0.9 million for the third quarter of 2024. The net loss for the third quarter of 2025 was driven by a $2.7 million net loss on the sale of lower-yielding available-for-sale securities. The net losses for the second quarter of 2025 and for the third quarter of 2024 were due to $0.3 million and $0.5 million of net losses on repossessed assets, respectively.
The net loss realized during the first nine months of 2025 was $3.7 million, compared to a net loss realized of
$2.0 million for the first nine months of 2024. The net loss for the first nine months of 2025 was primarily driven by the $2.7 million net loss on the sale of lower yielding available-for-sale securities. The net loss recognized in the first nine months of 2024 was primarily driven by $1.3 million of net losses on repossessed assets.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the third quarter of 2025 decreased $0.3 million compared to the linked quarter. The decrease in non-interest income, excluding net gains and losses, was primarily impacted by a decrease of $0.6 million in lease income, driven by gains on terminated leases recognized in the linked quarter, partially offset by an increase of $0.3 million in electronic banking income, driven by debit card interchange fees. Total non-interest income, excluding net gains and losses, for the third quarter of 2025 was 23% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) compared to 24% of total revenue for the linked quarter.
Compared to the third quarter of 2024, total non-interest income, excluding net gains and losses, increased $1.2 million due to an increase of $0.7 million in bank owned life insurance income ("BOLI"), an increase of $0.6 million in lease income, and an increase of $0.5 million in trust and investment income, which was driven by an increase in assets under administration and management, partially offset by a decrease of $0.8 million in mortgage banking income.
For the first nine months of 2025, total non-interest income, excluding gains and losses, increased $5.2 million, or 7%, compared to the first nine months of 2024. The increase was driven by (i) a $4.0 million increase in lease income, driven by gains on early Vantage lease terminations and operating lease income, (ii) a $1.3 increase in trust and investment income, driven by an increase in assets under administration and management, and (iii) a $1.0 million increase in other non-interest income, primarily driven by an increase in swap fee income due to customer demand. These increases were partially offset by a $0.8 million decrease in mortgage banking income and a $0.7 million decrease in deposit account service charges due to customer activity.

Total Non-interest Expense:
Total non-interest expense decreased $0.5 million for the third quarter of 2025, compared to the linked quarter. The decrease in total non-interest expense was primarily due to a decreases of $0.8 million in professional fees and $0.6 million in other non-interest expense, driven by lower corporate expenses, partially offset by increases of $0.3 million in marketing expenses and $0.2 million in franchise tax expenses.
Compared to the third quarter of 2024, total non-interest expense increased $3.8 million, or 6%. The increase in total non-interest expense was primarily driven by increases of $1.6 million in salaries and employee benefit costs, which were driven by higher sales-based and incentive compensation, base salaries and wages, and medical costs, $1.2 million in data processing and software expense, due to costs associated with recent technology projects, and $1.2 million in other non-interest expense due to a true-up of corporate expenses recorded in the prior year, partially offset by a decrease of $0.6 million in amortization of other intangible assets.
For the first nine months of 2025, total non-interest expense increased $7.7 million, or 4%, compared to the first nine months of 2024. The increase was driven by increases of (i) $4.9 million in salaries and employee benefits costs, which were driven by higher sales-based and incentive compensation and medical costs, (ii) $3.1 million in data processing and software expenses, (iii) $0.7 million in professional fees, and (iv) $0.6 million in operating lease expense, partially offset by decreases of $1.7 million in amortization of other intangible assets and $1.1 million in net occupancy and equipment expense.
The efficiency ratio for the third quarter of 2025 was 57.1%, compared to 59.3% for the linked quarter and 55.1% for the third quarter of 2024. The efficiency ratio improved compared to the linked quarter mainly as the result of higher net interest income and lower non-interest expense. The efficiency ratio for the first nine months of 2025 was 59.0%, compared to 57.4% for the first nine months of 2024. The efficiency ratio increased compared to the prior year first nine months due to the increase in non-interest expense. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $8.5 million with an effective tax rate of 22.4% for the third quarter of 2025, compared to income tax expense of $6.2 million with an effective tax rate of 22.7% for the linked quarter and income tax expense of $9.2 million with an effective tax rate of 22.5% for the third quarter of 2024. The increase in income tax expense when compared to the prior quarter was primarily due to higher pre-tax income. The effective tax rate compared to the prior year quarter was relatively flat. Peoples recorded income tax expense of $21.8 million with an effective tax rate of 22.5% for the first nine months of 2025 and $24.3 million with an effective tax rate of 21.2% in the first nine months of 2024. The decrease in income tax expense was driven by lower pre-tax income. The effective tax rate was higher in the current period due to a one-time tax benefit of $1.1 million recognized in the second quarter of 2024.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at September 30, 2025, decreased $74.6 million when compared to at June 30, 2025, $106.6 million when compared to at December 31, 2024, and $103.8 million when compared to at September 30, 2024. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $78.1 million, $90.9 million, $111.8 million, and $83.7 million at September 30, 2025, June 30, 2025, December 31, 2024, and September 30, 2024, respectively. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period and were driven by changes in market interest rates. At September 30, 2025, Peoples’ investment securities represented approximately 20.5% of total assets, compared to 20.7% at December 31, 2024, and 20.0% at September 30, 2024.
The held-to-maturity investment securities balance at September 30, 2025, increased $31.8 million when compared to at June 30, 2025, increased $157.0 million when compared to at December 31, 2024, and increased $238.2 million when compared to at September 30, 2024. The increase when compared to all prior periods was primarily driven by purchases of higher yielding, longer duration securities.
The effective durations of the available-for-sale investment securities and the held-to-maturity investment securities as of September 30, 2025, were approximately 5.75 and 8.45 years, respectively. The duration of Peoples’ investments is managed as part of Peoples' Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At September 30, 2025, Peoples had liquid and liquefiable assets totaling $735.2 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At September 30, 2025, Peoples had a total borrowing capacity of $985.2 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at September 30, 2025, Peoples had contingent sources of liquidity totaling $4.0 billion. Contingent sources of liquidity are generally comprised of borrowing capacity at the FHLB and FRB, unpledged securities, liquifiable securities, and available capacity from wholesale funding sources. Cash and cash equivalents decreased $27.4 million when compared to December 31, 2024, as the level of cash may fluctuate given Peoples' total liquidity position.
Loans and Leases:
The period-end total loan and lease balances at September 30, 2025, increased $127.1 million, or 8% annualized, compared to at June 30, 2025. The increase in loans was driven by increases of $121.2 million in other commercial real estate loans and $82.1 million in commercial and industrial loans, partially offset by a decrease of $80.3 million in construction loans. Upon completion of construction projects, the related construction loan balances are reclassified as other commercial real estate loans.
The period-end total loan and lease balances at September 30, 2025, increased $370.7 million, or 6%, compared to at December 31, 2024, driven by increases of $213.4 million other commercial real estate loans, $141.9 million in commercial and industrial loans, $40.7 million in residential real estate loans, and $40.5 million in consumer indirect loans, partially offset by decreases of $67.3 million and $23.8 million in construction loans and leases, respectively.

The period-end total loan and lease balances at September 30, 2025, increased $456.9 million, or 7%, compared to at September 30, 2024, driven by increases of $239.4 million in commercial and industrial loans, $188.9 million in other commercial real estate loans, and $98.2 million in residential real estate loans, partially offset by decreases of $59.0 million and $50.3 million in constructions loans and leases, respectively.
Quarterly average total loan balances increased $190.9 million, or 3%, compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of (i) $102.9 million in commercial and industrial loans, (ii) $33.9 million in other commercial real estate loans, (iii) $17.1 million in consumer indirect loans, and (iv) $15.8 million in residential real estate loans.
Compared to the third quarter of 2024, quarterly average loan balances increased $331.9 million, or 5%. The increase was driven by growth of (i) $174.1 million in commercial and industrial loans, (ii) $95.7 million in other commercial real estate loans, (iii) $69.3 million in residential real estate loans, and (iv) $22.6 million in indirect consumer loans, partially offset by a decrease of $34.1 million in leases.
Asset Quality:
Key asset quality metrics largely improved during the third quarter of 2025. Delinquency trends remained stable as loans considered current comprised 99.0%, 99.1%, and 98.5% of the loan portfolio at September 30, 2025, at June 30, 2025, and at September 30, 2024, respectively. Total nonperforming assets at September 30, 2025 decreased $1.8 million, or 4%, compared to at June 30, 2025, and decreased $25.0 million, or 36%, compared to at September 30, 2024. Nonperforming assets decreased compared to the linked quarter because of fewer premium finance loans that were considered greater than 90 days past due and accruing. The decrease in nonperforming assets compared to at September 30, 2024, was impacted by a decrease in the amount of leases greater than 90 days past due and accruing. Nonperforming assets as a percent of total loans and other real estate owned ("OREO") was 0.66% at September 30, 2025, compared to 0.71% at June 30, 2025, and 1.11% at September 30, 2024.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $23.9 million, or 10%, compared to at June 30, 2025, and increased $30.7 million, or 13%, compared to at September 30, 2024. As a percent of total loans, criticized loans were 3.99% at September 30, 2025, compared to 3.70% at June 30, 2025, and 3.79% at September 30, 2024. The increase in the amount of criticized loans compared to at June 30, 2025 and at September 30, 2024 was driven by loan downgrades.
Classified loans, which are those categorized as substandard or doubtful, increased $33.6 million, or 27%, compared to at June 30, 2025, and increased $25.3 million, or 19%, compared to at September 30, 2024. As a percent of total loans, classified loans were 2.36% at September 30, 2025, compared to 1.89% at June 30, 2025, and 2.12% at September 30, 2024. The increase in classified loans compared to at June 30, 2025, and at September 30, 2024, was primarily driven by downgrades of one commercial and industrial relationship and two other commercial real estate relationships.
Annualized net charge-offs were 0.41% of average total loans for the third quarter of 2025, compared to 0.43% for the linked quarter, and 0.38% for the third quarter of 2024. Compared to the linked quarter, net charge-offs decreased slightly, primarily driven by a decrease in net charge-offs in leases originated by the North Star Leasing business. The increase in net charge-offs during the third quarter of 2025 versus the prior year third quarter was primarily attributable to an increase in charge-offs in leases originated by the North Star Leasing business.
At September 30, 2025, the allowance for credit losses increased $0.2 million when compared to at June 30, 2025, and increased $8.2 million when compared to at September 30, 2024. The ratio of the allowance for credit losses as a percent of total loans was 1.11% at September 30, 2025, compared to 1.13% at June 30, 2025, and 1.06% at September 30, 2024. The ratio of allowance for credit losses as a percentage of non-performing loans increased to 193.01% at September 30, 2025, compared to 183.89% at June 30, 2025, and 106.82% at September 30, 2024.
Deposits:
As of September 30, 2025, period-end total deposits decreased $5.0 million compared to at June 30, 2025. Customer deposits increased compared to the linked quarter and was driven by increases of $20.6 million in money market deposits, $9.5 million in interest-bearing demand accounts, and $5.3 million in non-interest bearing deposits. The decrease in total deposits was primarily driven by decreases of $25.9 million in brokered deposits and $12.2 million in governmental deposits, partially offset by the aforementioned increases. The decrease in brokered deposit accounts was due to a strategic shift to other funding sources at lower rates.
As of September 30, 2025, period-end total deposits increased $42.0 million compared to at December 31, 2024, which was primarily driven by increases of $87.2 million, $70.0 million, and $28.4 million in retail certificates of deposits, money market deposits, and non-interest bearing deposits, respectively, partially offset by a decrease of $138.1 million in brokered deposits. The increase in retail certificates of deposits was due to current specials being offered, while the decrease in brokered deposit accounts was due to a strategic shift to other funding sources at lower rates.

Compared to September 30, 2024, period-end deposit balances increased $149.0 million, or 2%. The increase in total deposits was primarily driven by increases of $124.5 million in retail certificates of deposit, $82.7 million in non-interest bearing deposits, and $53.5 million in money market deposits. These deposit increases were partially offset by a decrease of $79.1 million in brokered deposits and a $54.4 million decrease in governmental deposit accounts. The increase in retail certificates of deposits was driven by special promotional rate offerings over the past year.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance were 77% and 23%, respectively, at September 30, 2025, 78% and 22%, respectively, at June 30, 2025, 79% and 21%, respectively, at December 31, 2024, and 79% and 21%, respectively, at September 30, 2024.
Uninsured deposits were 27%, 26%, 26%, and 27% of total deposits at September 30, 2025, at June 30, 2025, at December 31, 2024, and at September 30, 2024, respectively. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $660.0 million, or 32%, $641.1 million, or 32%, $656.9 million, or 33%, and $714.1 million, or 36%, of the uninsured deposit balances at September 30, 2025, at June 30, 2025, at December 31, 2024, and at September 30, 2024, respectively.
Average deposit balances during the third quarter of 2025 increased $20.7 million when compared to the linked quarter, and increased $333.1 million, or 5%, when compared to the third quarter of 2024. The increase over the linked quarter was driven by increases of $16.5 million in money market deposits, $12.2 million in brokered deposits, and $9.8 million in retail certificates of deposits, partially offset by a decrease of $24.7 million in governmental deposits. The increase when compared to the third quarter of 2024 was driven by increases of $142.5 million in retail certificates of deposit, $100.7 million in money market deposits, and $75.7 million in non-interest bearing deposits, partially offset by a decrease of $37.8 million in governmental deposits. Total demand deposit accounts comprised 34% of total deposits at September 30, 2025, at June 30, 2025, and at September 30, 2024.
Stockholders' Equity:
Total stockholders' equity at September 30, 2025, increased $29.4 million, or 3%, compared to at June 30, 2025. This change was primarily driven by net income of $29.5 million and a decrease of $12.7 million in accumulated other comprehensive loss during the quarter, partially offset by dividends paid of $14.7 million. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at September 30, 2025, increased $71.2 million, or 6%, compared to at December 31, 2024, which was due to net income of $75.0 million in the first nine months of 2025 and a decrease of $32.8 million in accumulated other comprehensive loss, partially offset by dividends paid of $43.5 million.
Total stockholders' equity at September 30, 2025, increased $57.8 million, or 5%, compared to at September 30, 2024, which was due to net income of $102.0 million for the last twelve months and a decrease in other comprehensive loss of $5.0 million, partially offset by dividends paid of $57.7 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.6 billion in total assets as of September 30, 2025, and 145 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2025 results of operations on October 21, 2025, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expense.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio, and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, including any changes to such policies that may result from potential changes in the composition of the Federal Reserve Board, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, the current or future U.S. government shutdown, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;

(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events;
(29)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(30)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(31)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(32)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(33)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(34)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;

(35)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(36)the effect of a fall in stock market prices on Peoples' asset and wealth management business; and
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2025 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
PER COMMON SHARE:
Earnings per common share:
Basic	$0.83	$0.60	$0.90	$2.13	$2.57
Diluted	0.83	0.59	0.89	2.10	2.55
Cash dividends declared per common share	0.41	0.41	0.40	1.22	1.19
Book value per common share (a)	33.13	32.33	31.65	33.13	31.65
Tangible book value per common share (a)(b)	22.05	21.18	20.29	22.05	20.29
Closing price of common shares at end of period	$29.99	$30.54	$30.09	$29.99	$30.09

SELECTED RATIOS:
Return on average stockholders' equity (c)	10.06%	7.42%	11.46%	8.76%	11.25%
Return on average tangible equity (c)(d)	16.17%	12.31%	19.40%	14.40%	19.50%
Return on average assets (c)	1.22%	0.92%	1.38%	1.07%	1.32%
Efficiency ratio (e)(f)	57.11%	59.25%	55.10%	58.99%	57.43%
Net interest margin (c)(f)	4.16%	4.15%	4.27%	4.15%	4.24%
Dividend payout ratio (g)	49.72%	68.90%	44.74%	57.98%	46.65%
(a) Data presented as of the end of the period indicated.
(b) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c) Ratios are presented on an annualized basis.
(d) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g) This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$132,808	$126,407	$133,620	$383,757	$391,983
Total interest expense	41,459	38,830	44,708	119,576	129,818
Net interest income	91,349	87,577	88,912	264,181	262,165
Provision for credit losses	7,280	16,642	6,735	34,112	18,520
Net interest income after provision for credit losses	84,069	70,935	82,177	230,069	243,645

Non-interest income:
Electronic banking income	6,538	6,272	6,359	18,695	18,875
Trust and investment income	5,414	5,281	4,882	15,756	14,480
Insurance income	4,469	4,549	4,271	15,072	14,878
Deposit account service charges	4,274	4,059	4,520	12,348	13,082
Lease income	3,622	4,189	3,045	11,257	7,208
Bank owned life insurance income	1,143	1,112	460	3,388	2,997
Mortgage banking income	245	220	1,051	861	1,615
Net loss on asset disposals and other transactions	(478)	(280)	(795)	(1,119)	(1,564)
Net loss on investment securities	(2,580)	—	(74)	(2,582)	(428)
Other non-interest income	1,180	1,478	1,075	4,130	3,134
Total non-interest income	23,827	26,880	24,794	77,806	74,277

Non-interest expense:
Salaries and employee benefit costs	38,698	38,893	37,085	117,412	112,542
Data processing and software expense	7,356	7,356	6,111	21,717	18,623
Net occupancy and equipment expense	5,896	5,690	5,905	17,198	18,330
Professional fees	2,798	3,610	2,896	9,495	8,798
Amortization of other intangible assets	2,211	2,211	2,786	6,635	8,361
Electronic banking expense	2,161	2,018	1,844	6,204	5,566
Other loan expenses	1,385	1,213	1,178	3,717	3,290
FDIC insurance expense	1,284	1,251	1,241	3,786	3,678
Operating lease expense	1,039	1,053	1,010	3,077	2,437
Marketing expense	1,001	718	971	2,622	2,708
Franchise tax expense	916	678	917	2,523	2,558
Travel and entertainment expense	796	713	795	2,009	1,933
Communication expense	664	712	814	2,110	2,349
Other non-interest expense	3,689	4,246	2,537	12,538	12,140
Total non-interest expense	69,894	70,362	66,090	211,043	203,313
Income before income taxes	38,002	27,453	40,881	96,832	114,609
Income tax expense	8,526	6,241	9,197	21,808	24,334
Net income	$29,476	$21,212	$31,684	$75,024	$90,275

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$29,476	$21,212	$31,684	$75,024	$90,275
Less: Dividends paid on unvested common shares	208	212	216	628	576
Less: Undistributed income allocated to unvested common shares	46	17	63	100	183
Net earnings allocated to common shareholders	$29,222	$20,983	$31,405	$74,296	$89,516

Weighted-average common shares outstanding	35,003,054	34,972,065	34,793,704	34,957,341	34,766,281
Effect of potentially dilutive common shares	395,755	359,642	405,679	370,475	340,431
Total weighted-average diluted common shares outstanding	35,398,809	35,331,707	35,199,383	35,327,816	35,106,712

Earnings per common share – basic	$0.83	$0.60	$0.90	$2.13	$2.57
Earnings per common share – diluted	$0.83	$0.59	$0.89	$2.10	$2.55
Cash dividends declared per common share	$0.41	$0.41	$0.40	$1.22	$1.19

Weighted-average common shares outstanding – basic	35,003,054	34,972,065	34,793,704	34,957,341	34,766,281
Weighted-average common shares outstanding – diluted	35,398,809	35,331,707	35,199,383	35,327,816	35,106,712
Common shares outstanding at the end of period	35,705,369	35,673,721	35,538,607	35,705,369	35,538,607

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$120,986	$108,721
Interest-bearing deposits in other banks	69,231	108,943
Total cash and cash equivalents	190,217	217,664
Available-for-sale investment securities, at fair value (amortized cost of
$1,078,703 at September 30, 2025 and $1,229,382 at December 31, 2024) (a)	976,906	1,083,555
Held-to-maturity investment securities, at amortized cost (fair value of
$872,725 at September 30, 2025 and $692,499 at December 31, 2024) (a)	931,824	774,800
Other investment securities, at cost	63,991	60,132
Total investment securities (a)	1,972,721	1,918,487
Loans and leases, net of deferred fees and costs (b)	6,728,728	6,358,003
Allowance for credit losses	(74,864)	(63,348)
Net loans and leases	6,653,864	6,294,655
Loans held for sale	3,287	2,348
Bank premises and equipment, net of accumulated depreciation	103,581	103,669
Bank owned life insurance	147,097	143,710
Goodwill	363,199	363,199
Other intangible assets	32,336	39,223
Other assets	157,642	171,292
Total assets	$9,623,944	$9,254,247
Liabilities
Deposits:
Non-interest-bearing	$1,536,094	$1,507,661
Interest-bearing	6,096,102	6,082,544
Total deposits	7,632,196	7,590,205
Short-term borrowings	483,590	193,474
Long-term borrowings	227,282	238,073
Accrued expenses and other liabilities	98,100	120,905
Total liabilities	$8,441,168	$8,142,657

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at September 30, 2025 or at December 31, 2024	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,822,901 shares issued at September 30, 2025 and 36,782,601 shares issued at December 31, 2024, including shares in treasury	870,044	866,844
Retained earnings	421,072	388,109
Accumulated other comprehensive loss, net of deferred income taxes	(77,539)	(110,385)
Treasury stock, at cost, 1,205,765 common shares at September 30, 2025 and 1,311,175 common shares at December 31, 2024	(30,801)	(32,978)
Total stockholders' equity	1,182,776	1,111,590
Total liabilities and stockholders' equity	$9,623,944	$9,254,247

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $237, respectively, for both September 30, 2025 and December 31, 2024.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024
Loan Portfolio
Construction	$261,048	$341,313	$319,104	$328,388	$320,094
Commercial real estate, other	2,369,396	2,248,214	2,230,538	2,156,013	2,180,491
Commercial and industrial	1,489,505	1,407,382	1,343,827	1,347,645	1,250,152
Premium finance	273,297	277,622	264,080	269,435	286,983
Leases	382,753	400,052	395,454	406,598	433,009
Residential real estate	875,773	877,968	848,168	835,101	777,542
Home equity lines of credit	247,383	241,785	235,409	232,661	233,109
Consumer, indirect	710,385	692,674	680,260	669,857	677,056
Consumer, direct	118,206	113,615	110,639	111,052	112,198
Deposit account overdrafts	982	964	1,047	1,253	1,205
Total loans and leases	$6,728,728	$6,601,589	$6,428,526	$6,358,003	$6,271,839
Total acquired loans and leases (a)	$1,380,354	$1,452,475	$1,511,704	$1,557,728	$1,585,552
Total originated loans and leases	$5,348,374	$5,149,114	$4,916,822	$4,800,275	$4,686,287
Total Investment Securities	$1,972,721	$2,019,054	$1,878,462	$1,918,487	$1,829,995
Deposit Balances
Non-interest-bearing deposits (b)	$1,536,094	$1,530,824	$1,526,285	$1,507,661	$1,453,441
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,068,443	1,058,910	1,087,197	1,085,152	1,065,912
Retail certificates of deposit	2,008,619	2,005,322	1,965,978	1,921,415	1,884,139
Money market deposit accounts	948,177	927,543	967,331	878,254	894,690
Governmental deposit accounts	769,782	781,949	834,409	775,782	824,136
Savings accounts	884,230	889,872	894,592	866,959	864,935
Brokered deposits	416,851	442,788	458,957	554,982	495,904
Total interest-bearing deposits	$6,096,102	$6,106,384	$6,208,464	$6,082,544	$6,029,716
Total deposits	$7,632,196	$7,637,208	$7,734,749	$7,590,205	$7,483,157
Total demand deposits (b)	$2,604,537	$2,589,734	$2,613,482	$2,592,813	$2,519,353
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$4,898	$6,126	$4,207	$8,637	$27,578
Nonaccrual loans	33,889	34,485	35,628	34,129	34,807
Total nonperforming loans (NPLs) (f)	38,787	40,611	39,835	42,766	62,385
Other real estate owned (OREO)	6,013	6,013	5,980	6,170	7,397
Total NPAs (f)	$44,800	$46,624	$45,815	$48,936	$69,782
Criticized loans (c)	$268,326	$244,442	$226,542	$241,302	$237,627
Classified loans (d)	158,577	125,014	123,842	128,815	133,241
Allowance for credit losses as a percent of NPLs (f)	193.01%	183.89%	163.76%	148.13%	106.82%
NPLs as a percent of total loans (f)	0.58%	0.61%	0.62%	0.67%	0.99%
NPAs as a percent of total assets (f)	0.47%	0.49%	0.50%	0.53%	0.76%
NPAs as a percent of total loans and OREO (f)	0.66%	0.71%	0.71%	0.77%	1.11%
Criticized loans as a percent of total loans (c)	3.99%	3.70%	3.52%	3.80%	3.79%
Classified loans as a percent of total loans (d)	2.36%	1.89%	1.93%	2.03%	2.12%
Allowance for credit losses as a percent of total loans	1.11%	1.13%	1.01%	1.00%	1.06%
Total demand deposits as a percent of total deposits (b)	34.13%	33.91%	33.79%	34.16%	33.67%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	12.11%	11.95%	12.10%	11.95%	11.80%
Tier 1 risk-based capital ratio	12.54%	12.39%	12.54%	12.39%	12.24%
Total risk-based capital ratio (tier 1 and tier 2)	13.79%	13.71%	13.75%	13.58%	13.42%
Leverage ratio	9.74%	9.83%	9.80%	9.73%	9.59%
Common equity tier 1 capital	$875,454	$857,036	$845,200	$833,128	$821,192
Tier 1 capital	906,901	888,282	876,246	863,974	851,823
Total capital (tier 1 and tier 2)	997,310	982,929	960,820	946,724	933,679
Total risk-weighted assets	$7,231,479	$7,170,841	$6,986,418	$6,971,490	$6,958,225
Total stockholders' equity to total assets	12.29%	12.09%	12.31%	12.01%	12.31%
Tangible equity to tangible assets (j)	8.53%	8.26%	8.34%	8.01%	8.25%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)September 30, 2025 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.79% at September 30, 2025, 5.71% at June 30, 2025, 5.75% at March 31, 2025, 5.58% at December 31, 2024, and 5.42% at September 30, 2024 compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$7,004	$16,475	$6,279	$33,514	$17,510
Provision for checking account overdrafts	276	167	456	598	1,010
Total provision for credit losses	$7,280	$16,642	$6,735	$34,112	$18,520

Net Charge-Offs
Gross charge-offs	$7,841	$7,829	$6,591	$24,430	$15,072
Recoveries	1,012	865	507	2,516	1,435
Net charge-offs	$6,829	$6,964	$6,084	$21,914	$13,637

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—	$—	$—
Commercial real estate, other	26	35	(100)	272	109
Commercial and industrial	446	539	258	1,359	532
Premium finance	102	90	33	257	130
Leases	4,487	4,838	3,697	14,734	6,959
Residential real estate	31	(50)	(58)	74	(65)
Home equity lines of credit	27	12	2	39	4
Consumer, indirect	1,189	1,244	1,634	4,089	4,474
Consumer, direct	263	82	143	480	486
Deposit account overdrafts	258	174	475	610	1,008
Total net charge-offs	$6,829	$6,964	$6,084	$21,914	$13,637

As a percent of average total loans (annualized)	0.41%	0.43%	0.38%	0.45%	0.29%

SUPPLEMENTAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024

Trust assets under administration and management	$2,271,536	$2,138,439	$2,037,992	$2,061,267	$2,124,320
Brokerage assets under administration and management	1,800,781	1,724,311	1,626,768	1,614,189	1,608,368
Mortgage loans serviced for others	323,347	326,710	337,279	346,189	347,719
Employees (full-time equivalent)	1,454	1,477	1,460	1,479	1,496

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$71,028	$782	4.37%	$86,655	$1,039	4.81%	$57,436	$954	6.60%
Investment securities (a)(b)	2,018,463	19,119	3.79%	1,910,884	16,808	3.52%	1,897,701	16,397	3.46%
Loans (b)(c):
Construction	333,782	5,759	6.75%	335,396	5,935	7.00%	330,779	6,654	7.87%
Commercial real estate, other	2,144,859	34,751	6.34%	2,110,961	33,430	6.27%	2,049,150	37,640	7.19%
Commercial and industrial	1,428,843	25,090	6.87%	1,325,976	23,304	6.95%	1,254,709	24,730	7.71%
Premium finance	273,730	5,820	8.32%	267,294	5,743	8.50%	288,841	6,052	8.20%
Leases	390,499	9,520	9.54%	384,191	10,287	10.59%	424,549	11,922	10.99%
Residential real estate (d)	990,040	13,466	5.44%	974,203	12,226	5.02%	920,703	12,110	5.26%
Home equity lines of credit	245,024	4,765	7.72%	239,531	4,540	7.60%	231,760	4,836	8.30%
Consumer, indirect	703,619	11,545	6.51%	686,550	11,038	6.45%	681,002	10,372	6.06%
Consumer, direct	123,927	2,470	7.91%	119,358	2,337	7.85%	120,941	2,271	7.47%
Total loans	6,634,323	113,186	6.71%	6,443,460	108,840	6.71%	6,302,434	116,587	7.27%
Allowance for credit losses	(74,485)			(65,186)			(66,154)
Net loans	6,559,838			6,378,274			6,236,280
Total earning assets	8,649,329	133,087	6.07%	8,375,813	126,687	6.01%	8,191,417	133,938	6.44%

Goodwill and other intangible assets	396,636			398,940			405,022
Other assets	528,305			518,534			546,298
Total assets	$9,574,270			$9,293,287			$9,142,737

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$890,316	$196	0.09%	$889,877	$220	0.10%	$870,914	$227	0.10%
Governmental deposit accounts	787,079	4,745	2.39%	811,822	4,874	2.41%	824,918	5,960	2.87%
Interest-bearing demand accounts	1,084,051	617	0.23%	1,075,220	563	0.21%	1,072,850	591	0.22%
Money market deposit accounts	954,778	5,671	2.36%	938,318	5,592	2.39%	854,075	5,609	2.61%
Retail certificates of deposit	2,007,768	18,094	3.58%	1,997,992	18,235	3.66%	1,865,312	20,151	4.30%
Brokered deposits (e)	431,501	4,567	4.20%	419,277	4,393	4.20%	410,035	4,712	4.57%
Total interest-bearing deposits	6,155,493	33,890	2.18%	6,132,506	33,877	2.22%	5,898,104	37,250	2.51%
Short-term borrowings (e)	368,456	4,044	4.36%	127,716	1,389	4.36%	318,752	4,051	5.07%
Long-term borrowings	229,388	3,525	6.07%	233,998	3,564	6.07%	234,779	3,407	5.75%
Total borrowed funds	597,844	7,569	5.02%	361,714	4,953	5.47%	553,531	7,458	5.36%
Total interest-bearing liabilities	6,753,337	41,459	2.44%	6,494,220	38,830	2.40%	6,451,635	44,708	2.76%

Non-interest-bearing deposits	1,544,184			1,546,475			1,468,498
Other liabilities	113,981			105,339			122,848
Total liabilities	8,411,502			8,146,034			8,042,981
Stockholders’ equity	1,162,768			1,147,253			1,099,756
Total liabilities and stockholders' equity	$9,574,270			$9,293,287			$9,142,737

Net interest income/spread (b)		$91,628	3.63%		$87,857	3.61%		$89,230	3.68%
Net interest margin (b)			4.16%			4.15%			4.27%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Nine Months Ended
	September 30, 2025			September 30, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$82,135	$2,720	4.43%	$125,720	$5,377	5.71%
Investment securities (a)(b)	1,942,572	52,524	3.61%	1,867,003	47,775	3.41%
Loans (b)(c):
Construction	327,512	17,266	6.95%	333,048	19,652	7.75%
Commercial real estate, other	2,108,596	101,444	6.34%	2,066,631	111,302	7.08%
Commercial and industrial	1,363,990	71,727	6.93%	1,229,491	72,142	7.71%
Premium finance	266,808	17,148	8.48%	253,383	16,362	8.48%
Leases	389,933	30,004	10.15%	418,084	35,970	11.30%
Residential real estate (d)	973,555	37,906	5.19%	925,756	34,892	5.03%
Home equity lines of credit	239,401	13,687	7.64%	224,648	13,745	8.17%
Consumer, indirect	688,234	33,130	6.44%	664,610	29,322	5.89%
Consumer, direct	120,411	7,042	7.82%	121,359	6,465	7.12%
Total loans	6,478,440	329,354	6.73%	6,237,010	339,852	7.19%
Allowance for credit losses	(67,619)			(64,052)
Net loans	6,410,821			6,172,958
Total earning assets	8,435,528	384,598	6.04%	8,165,681	393,004	6.36%

Goodwill and other intangible assets	398,956			407,858
Other assets	521,144			541,510
Total assets	$9,355,628			$9,115,049

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$886,316	$633	0.10%	$889,629	$675	0.10%
Governmental deposit accounts	793,581	14,271	2.40%	795,019	16,639	2.80%
Interest-bearing demand accounts	1,081,313	1,703	0.21%	1,092,407	1,538	0.19%
Money market deposit accounts	935,873	16,554	2.36%	829,825	15,917	2.56%
Retail certificates of deposit	1,981,959	54,762	3.69%	1,730,818	54,472	4.20%
Brokered deposit (e)	471,325	15,007	4.26%	486,832	15,727	4.32%
Total interest-bearing deposits	6,150,367	102,930	2.24%	5,824,530	104,968	2.41%
Short-term borrowings (e)	185,387	5,940	4.28%	371,426	14,457	5.19%
Long-term borrowings	233,468	10,705	6.09%	233,343	10,392	5.91%
Total borrowed funds	418,855	16,645	5.29%	604,769	24,849	5.47%
Total interest-bearing liabilities	6,569,222	119,575	2.43%	6,429,299	129,817	2.70%

Non-interest-bearing deposits	1,530,040			1,482,318
Other liabilities	111,926			131,998
Total liabilities	8,211,188			8,043,615
Stockholders’ equity	1,144,440			1,071,434
Total liabilities and stockholders' equity	$9,355,628			$9,115,049

Net interest income/spread (b)		$265,023	3.61%		$263,187	3.66%
Net interest margin (b)			4.15%			4.24%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Efficiency ratio:
Total non-interest expense	$69,894	$70,362	$66,090	$211,043	$203,313
Less: amortization of other intangible assets	2,211	2,211	2,786	6,635	8,361
Adjusted total non-interest expense	67,683	68,151	63,304	204,408	194,952

Total non-interest income	23,827	26,880	24,794	77,806	74,277
Less: net loss on investment securities	(2,580)	—	(74)	(2,582)	(428)
Less: net loss on asset disposals and other transactions	(478)	(280)	(795)	(1,119)	(1,564)
Total non-interest income, excluding net gains and losses	26,885	27,160	25,663	81,507	76,269

Net interest income	91,349	87,577	88,912	264,181	262,165
Add: fully tax-equivalent adjustment (a)	279	280	318	842	1,022
Net interest income on a fully tax-equivalent basis	91,628	87,857	89,230	265,023	263,187

Adjusted revenue	$118,513	$115,017	$114,893	$346,530	$339,456

Efficiency ratio	57.11%	59.25%	55.10%	58.99%	57.43%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2025	2025	2025	2024	2024

Tangible equity:
Total stockholders' equity	$1,182,776	$1,153,350	$1,137,821	$1,111,590	$1,124,972
Less: goodwill and other intangible assets	395,535	397,785	400,099	402,422	403,922
Tangible equity	$787,241	$755,565	$737,722	$709,168	$721,050

Tangible assets:
Total assets	$9,623,944	$9,540,608	$9,246,000	$9,254,247	$9,140,471
Less: goodwill and other intangible assets	395,535	397,785	400,099	402,422	403,922
Tangible assets	$9,228,409	$9,142,823	$8,845,901	$8,851,825	$8,736,549

Tangible book value per common share:
Tangible equity	$787,241	$755,565	$737,722	$709,168	$721,050
Common shares outstanding	35,705,369	35,673,721	35,669,100	35,563,590	35,538,607

Tangible book value per common share	$22.05	$21.18	$20.68	$19.94	$20.29

Tangible equity to tangible assets ratio:
Tangible equity	$787,241	$755,565	$737,722	$709,168	$721,050
Tangible assets	$9,228,409	$9,142,823	$8,845,901	$8,851,825	$8,736,549

Tangible equity to tangible assets	8.53%	8.26%	8.34%	8.01%	8.25%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Pre-provision net revenue:
Income before income taxes	$38,002	$27,453	$40,881	$96,832	$114,609
Add: provision for credit losses	7,280	16,642	6,735	34,112	18,520
Add: net loss on OREO	—	—	2	—	2
Add: net loss on investment securities	2,580	—	74	2,582	428
Add: net loss on other assets	424	267	764	1,021	1,470
Add: net loss on other transactions	54	23	28	128	92
Less: net gain on OREO	—	10	—	30	—
Pre-provision net revenue	$48,340	$44,375	$48,484	$134,645	$135,121

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Annualized net income adjusted for non-core items:
Net income	$29,476	$21,212	$31,684	$75,024	$90,275
Add: net loss on investment securities	2,580	—	74	2,582	428
Less: tax effect of net loss on investment securities (a)	542	—	16	542	90
Add: net loss on asset disposals and other transactions	478	280	795	1,119	1,564
Less: tax effect of net loss on asset disposals and other transactions (a)	100	59	167	235	328
Add: acquisition-related expenses (benefit)	—	—	(662)	—	(746)
Less: tax effect of acquisition-related expenses (benefit) (a)	—	—	(139)	—	(157)
Net income adjusted for non-core items	$31,892	$21,433	$31,847	$77,948	$91,260

Days in the period	92	91	92	273	274
Days in the year	365	365	366	365	366
Annualized net income	$116,943	$85,081	$126,047	$100,307	$120,586
Annualized net income adjusted for non-core items	$126,528	$85,968	$126,696	$104,216	$121,902
Return on average assets:
Annualized net income	$116,943	$85,081	$126,047	$100,307	$120,586
Total average assets	$9,574,270	$9,293,287	$9,142,737	$9,355,628	$9,115,049
Return on average assets	1.22%	0.92%	1.38%	1.07%	1.32%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$126,528	$85,968	$126,696	$104,216	$121,902
Total average assets	$9,574,270	$9,293,287	$9,142,737	$9,355,628	$9,115,049
Return on average assets adjusted for non-core items	1.32%	0.93%	1.39%	1.11%	1.34%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Annualized net income excluding amortization of other intangible assets:
Net income	$29,476	$21,212	$31,684	$75,024	$90,275
Add: amortization of other intangible assets	2,211	2,211	2,786	6,635	8,361
Less: tax effect of amortization of other intangible assets (a)	464	464	585	1,393	1,756
Net income excluding amortization of other intangible assets	$31,223	$22,959	$33,885	$80,266	$96,880

Days in the period	92	91	92	273	274
Days in the year	365	365	366	365	366
Annualized net income	$116,943	$85,081	$126,047	$100,307	$120,586
Annualized net income excluding amortization of other intangible assets	$123,874	$92,088	$134,803	$107,315	$129,409

Average tangible equity:
Total average stockholders' equity	$1,162,768	$1,147,253	$1,099,756	$1,144,440	$1,071,434
Less: average goodwill and other intangible assets	396,636	398,940	405,022	398,956	407,858
Average tangible equity	$766,132	$748,313	$694,734	$745,484	$663,576

Return on average stockholders' equity ratio:
Annualized net income	$116,943	$85,081	$126,047	$100,307	$120,586
Average stockholders' equity	$1,162,768	$1,147,253	$1,099,756	$1,144,440	$1,071,434

Return on average stockholders' equity	10.06%	7.42%	11.46%	8.76%	11.25%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$123,874	$92,088	$134,803	$107,315	$129,409
Average tangible equity	$766,132	$748,313	$694,734	$745,484	$663,576

Return on average tangible equity	16.17%	12.31%	19.40%	14.40%	19.50%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE